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                                                                    Exhibit 99.1



August 7, 2000

FOR IMMEDIATE RELEASE
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For more information, contact:

UNION BANKSHARES COMPANY                                 MID-COAST BANCORP, INC.
Peter A. Blyberg                                            Wesley E. Richardson
800-432-1592-or-207-667-2504                        800-540-5363-or-207-832-7521


        UNION BANKSHARES COMPANY AND MID-COAST BANCORP, INC. SHAREHOLDERS
                                 APPROVE MERGER


Ellsworth, Maine, August 7, 2000: Shareholders of Union Bankshares Company ("Union") (www.uniontrust.com) and Mid-Coast Bancorp, Inc. (Nasdaq:MCBN) (www.waldoborobank.com) approved the companies' proposed merger at special meetings held in Hancock and Rockport, Maine, respectively on August 3, 2000.

Shareholder approval is the latest step toward completion of the merger, which must still be approved by regulators. The transaction is expected to close during the third quarter. Under the terms of the merger agreement, The Waldoboro Bank, F.S.B. ("Waldoboro"), the wholly-owned subsidiary of Mid-Coast will be merged into Union's subsidiary bank, Union Trust Company ("Union Trust") and Waldoboro's four offices, in Waldoboro, Rockland, Belfast and Jefferson, Maine will operate as branches of Union Trust. Upon completion of the merger of Mid-Coast and Union, shareholders of Mid-Coast will receive $15.875 in cash for each share of Mid-Coast common stock owned by them.

"We are pleased our shareholders recognize the opportunities presented by the strategic fit of our two companies," said Peter A. Blyberg, President and Chief Executive Officer of Union. "The resulting organization will provide for accelerated growth opportunities in down east and mid-coast Maine, while allowing us to offer customers premium products with the highest level of quality customer service."

"Our partnership with Union affirms our commitment to customer service," said Wesley E. Richardson, President and Chief Executive Officer of Mid-Coast. "We are excited about the union of our two companies and the opportunities it will afford our customers and the communities we serve. Together, we will continue to expand community banking in eastern Maine and deliver personalized customer service and an ever-expanding range of innovative financial products to our customers."

Union Bankshares Company is a one-bank holding company, organized under the laws of the State of Maine, with one subsidiary, Union Trust Company, which was organized in 1887 and headquartered in Ellsworth, Maine. Union Trust Company operates 11 banking offices in eastern Maine. Mid-Coast Bancorp, Inc. is the holding company for The Waldoboro Bank, F.S.B., chartered in 1891. The Waldoboro Bank, F.S.B. operates 4 banking offices in mid-coast Maine.


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This press release contains forward-looking statements about the proposed merger of Union and Mid-Coast. These statements include statements regarding the anticipated closing date of the merger. Forward-looking statements can be identified by the factthat they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate," and "intend" or future conditional verbs such as "will," "would," "should," "could," or "may." Certain factors that could cause actual results to differ materially from expected include delays in completing the merger, difficulties in achieving cost savings from the merger or in achieving such cost savings within the expected time frame, difficulties in integrating, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business in which Mid-Coast and Union are engaged, and changes in the securities markets. For more information on factors that could affect expectations, see Union's Annual Report on Form 10-K for the year ended December 31, 1999 and Mid-Coast's Annual Report on Form 10-KSB for the year ended March 31, 2000.